                                                               EXHIBIT 12.1

                         THE CHARLES SCHWAB CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (IN THOUSANDS, UNAUDITED)

                                              YEARS ENDED DECEMBER 31,
                                    --------------------------------------------
                                      1993     1992     1991     1990     1989
                                    -------- -------- -------- -------- --------
Earnings before extraordinary
 charge and income taxes..........  $206,272 $146,228 $ 88,097 $ 29,109 $ 33,191
                                    -------- -------- -------- -------- --------
Fixed charges:
  Interest........................   132,552  159,531  225,558  238,497  207,347
  One-third of rental expense.....    15,428   13,314   10,531    8,855    6,951
                                    -------- -------- -------- -------- --------
    Total fixed charges...........   147,980  172,845  236,089  247,352  214,298
                                    -------- -------- -------- -------- --------
Earnings before extraordinary
 charge and income taxes and fixed
 charges..........................  $354,252 $319,073 $324,186 $276,461 $247,489
                                    ======== ======== ======== ======== ========
Ratio of earnings to fixed
 charges(1).......................       2.4      1.8      1.4      1.1      1.2
                                    ======== ======== ======== ======== ========
Ratio of earnings to fixed charges
 as adjusted(2)...................       7.2      5.6      3.9      3.2      2.5
                                    ======== ======== ======== ======== ========

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(1) For purposes of computing the ratio of earnings to fixed charges,
    "earnings" consist of earnings before extraordinary charge, income taxes and fixed charges. "Fixed charges" consist of interest expense incurred on payables to customers, subordinated borrowings, term debt, capitalized interest, and one-third of rental expense, which is estimated to be representative of the interest factor.

(2) Because interest expense incurred in connection with customer cash balances is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges as adjusted reflects the elimination of such interest expense as a fixed charge.